Filing pursuant to Rule 424(b)(3)
Registration Statement No. 333-42425

Supplement Dated January 5, 2006
to the Prospectus Dated May 1, 2005
for the
Platinum Series Annuity

Issued by
PROTECTIVE LIFE AND ANNUITY INSURANCE COMPANY

This supplement updates information contained in the Prospectus for the Platinum Series Annuity. Please attach it to your Prospectus and retain it for future reference.

Effective January 24, 2006 (the “Effective Date”), we are amending your Contract to contractually waive all negative market value adjustments (“MVA”).  For this to occur, we must issue an endorsement to your Contract, which is enclosed with this supplement.

The purpose of the endorsement is to enhance your Contract by eliminating any downward MVA that might be applied to withdrawals after the Effective Date. The endorsement ensures that, regardless of any changes in interest rates, if you withdraw money from a Guarantee Period before it expires, we will not impose an MVA that would reduce your surrender value. However, we will continue to apply any positive MVA that would increase your surrender value. Your minimum guaranteed interest rate on new Guarantee Periods will continue to be 3% per annum.

As a result of the issuance of the endorsement, the interests under the Contract will no longer be registered under the Securities Act of 1933. No other changes are being made to your Contract. All other terms and conditions remain unchanged.

The following examples replace the examples on page 15 of your Prospectus and reflect the operation of the MVA after the Effective Date of the endorsement.

MARKET VALUE ADJUSTMENT AND SURRENDER CHARGE EXAMPLES
FULL SURRENDER AFTER COMPLETION OF YEAR 3

Guaranteed Period (years):	3	5	7	Total
Initial—
Annuity Deposit:	$10,000.00	$10,000.00	$10,000.00	$30,000.00
Guaranteed Interest Rate:	3.50%	3.75%	4.00%
Year 1—
Beginning of Year Account Value:	$10,000.00	$10,000.00	$10,000.00	$30,000.00
x (1 + Guaranteed Interest Rate):	1.035	1.0375	1.04
= End of Year Account Value:	$10,350.00	$10,375.00	$10,400.00	$31,125.00
- Beginning of Year Account Value:	$10,000.00	$10,000.00	$10,000.00	$30,000.00
= Interest Earned during Year:	$350.00	$375.00	$400.00	$1,125.00
Year 2—
Beginning of Year Account Value:	$10,350.00	$10,375.00	$10,400.00	$31,125.00
x (1 + Guaranteed Interest Rate):	1.035	1.0375	1.04
= End of Year Account Value:	$10,712.25	$10,764.06	$10,816.00	$32,292.31
- Beginning of Year Account Value:	$10,350.00	$10,375.00	$10,400.00	$31,125.00
= Interest Earned during Year:	$362.25	$389.06	$416.00	$1,167.31
Year 3—
Beginning of Year Account Value:	$10,712.25	$10,764.06	$10,816.00	$32,292.31
x (1 + Guaranteed Interest Rate):	1.035	1.0375	1.04
= End of Year Account Value:	$11,087.18	$11,167.71	$11,248.64	$33,503.53
- Beginning of Year Account Value:	$10,712.25	$10,764.06	$10,816.00	$32,292.31
= Interest Earned during Year:	$374.93	$403.65	$432.64	$1,211.22
After Completion of Year 3—
Account Value:	$11,087.18	$11,167.71	$11,248.64	$33,503.53
- Prior Year’s Interest:	$374.93	$403.65	$432.64	$1,211.22
= Amount Subject to Market Value Adjustment:	$10,712.25	$10,764.06	$10,816.00	$32,292.31
Number of Months Remaining in the Guaranteed Period:	0	24	48
Example #1—Increasing Interest Rate Environment
Current Remaining Interest Rate:	4.00%	4.25%	4.50%
- Initial Guaranteed Interest Rate:	3.50%	3.75%	4.00%
+ 0.25%	0.25%	0.25%	0.25%
x Number Months Remaining / 12:	0.00	2.00	4.00
= Market Value Adjustment Percentage:	0.00%	0.00%	0.00%
x Subjected Amount:	$10,712.25	$10,764.06	$10.816.00	$32,292.31
= Market Value Adjustment:	0.00	0.00	0.00	0.00
Account Value:	$11,087.18	$11,167.71	$11,248.64	$33,503.53
- Market Value Adjustment:	0.00	0.00	0.00	0.00
= Adjusted Account Value:	$11,087.18	$11,167.71	$11,248.64	$33,503.53
- Prior Year’s Interest:	$374.93	403.65	432.64	1,211.22
= Amount Subject to Surrender Charge:	$10,712.25	$10,764.06	$10,816.00	$32,292.31
x Surrender Charge Percentage:	0.00%	2.00%	4.00%
= Surrender Charge:	0.00	215.28	432.64	647.92
Account Value:	$11,087.18	$11,167.71	$11,248.64	$33,503.53
- Market Value Adjustment:	0.00	0.00	0.00	0.00
- Surrender Charge:	0.00	215.28	432.64	647.92
= Surrender Value:	$11,087.18	$10,952.43	$10,816.00	$32,855.61
Example #2—Decreasing Interest Rate Environment
Current Remaining Interest Rate:	3.00%	3.25%	3.50%
- Initial Interest Rate:	3.50%	3.75%	4.00%
+ 0.25%:	0.25%	0.25%	0.25%
x Number Months Remaining / 12:	0.00	2.00	4.00
= Market Value Adjustment Percentage:	0.00%	–0.50%	–1.00%
x Subjected Amount:	$10,712.25	$10,764.06	$10,816.00	$32,292.31
= Market Value Adjustment:	0.00	–53.82	–108.16	–161.98
Account Value:	$11,087.18	$11,167.71	$11,248.64	$33,503.53
- Market Value Adjustment:	0.00	–53.82	–108.16	–161.98
= Adjusted Account Value:	$11,087.18	$11,221.54	$11,356.80	$33,665.51
- Prior Year’s Interest:	$374.93	$403.65	$432.64	$1,211.22
= Amount Subject to Surrender Charge:	$10,712.25	$10,817.88	$10,924.16	$32,454.29
x Surrender Charge Percentage:	0.00%	2.00%	4.00%
= Surrender Charge:	0.00	216.36	436.97	653.32
Account Value:	$11,087.18	$11,167.71	$11,248.64	$33,503.53
- Market Value Adjustment:	0.00	–53.82	–108.16	–161.98
- Surrender Charge:	0.00	216.36	436.97	653.32
= Surrender Value:	$11,087.18	$11,005.18	$10,919.83	$33,012.19

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If you have any questions, please contact us at 1-800-456-6330, or write to us at P.O. Box 10648, Birmingham, Alabama 35202-0648.